Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Omnibus Incentive Plan of Pinterest, Inc. of our reports dated February 6, 2023, with respect to the consolidated financial statements of Pinterest, Inc., and the effectiveness of internal control over financial reporting of Pinterest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
February 6, 2023